Exhibit 10.11

ACRIVON THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) of Acrivon Therapeutics, Inc. (the “Company”) who is a non-employee director of the Company (each, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Director Compensation Policy”) for his or her Board service upon and following the effective date of the execution of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Company’s common stock (such stock, the “Common Stock” and such date, the “IPO Date”), subject to the terms and conditions set forth herein.

This Director Compensation Policy may be amended or modified, or any provision of it waived, at any time in the sole discretion of the Board. Any Non-Employee Director may decline all or any portion of his or her cash or equity compensation in any period in such Non-Employee Director’s sole discretion prior to the date cash may be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation

The annual cash compensation amounts set forth below will be payable in equal quarterly installments in arrears on or promptly following the end of each fiscal quarter in which the service occurred, prorated for any partial months of service. All annual cash fees are vested upon payment.

Commencing on the IPO Date, each Non-Employee Director will be eligible to receive the following annual cash retainers for service on the Board (as applicable):

1.	Annual Board Service Retainer:
(a)	All Eligible Directors: $40,000
(b)	Lead Independent Director: $20,000 (in addition to the regular Annual Board Service Retainer)

2.	Annual Committee Chair Service Retainer:
(a)	Chair of the Audit Committee: $15,000
(b)	Chair of the Compensation Committee: $15,000
(c)	Chair of the Nominating and Corporate Governance Committee: $10,000

3.	Annual Committee Member Service Retainer (not applicable to Committee Chairs):
(a)	Member of the Audit Committee: $7,500
(b)	Member of the Compensation Committee: $7,500
(c)	Member of the Nominating and Corporate Governance Committee: $5,000

Expenses

The Company will reimburse each Non-Employee Director for any ordinary and reasonable out-of-pocket expenses actually incurred by such director in connection with in-person attendance at and participation in Board and committee meetings; provided, that such director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy as in effect from time to time.

Equity Compensation

Commencing on the IPO Date, each eligible Non-Employee Director will be eligible to receive the equity compensation set forth below. Equity awards will be granted under the Company’s 2022 Equity Incentive Plan, as the same may be amended from time to time, or any successor plan thereto (the “Plan”). All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1.    Initial Option Grant. On appointment to the Board, and without any further action of the Board, at the close of business on the date of such appointment (or, if such date is not a market trading day, the first market trading day thereafter), each individual who becomes a Non-Employee Director after the IPO Date will automatically be granted a stock option having an aggregate grant date fair value of $315,000 (the “Initial Option Grant”); provided, however, that the number of shares underlying each Initial Option Grant shall not exceed 32,500 shares, subject to any adjustments as necessary to implement any Capitalization Adjustments (as defined in the Plan) that occur after the IPO Date. The number of shares subject to each Initial Option Grant shall be determined as set forth under Section 4 below. The shares subject to each Initial Option Grant will vest in substantially equal monthly installments over a three-year period such that the option is fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director’s Continuous Service (as defined in the Plan) through each applicable vesting date.

2.    Annual Option Grant. Without any further action of the Board, at the close of business on the date of each annual meeting of the Company’s stockholders following the IPO Date (each, an “Annual Meeting”), commencing on the date of the 2024 Annual Meeting, each person who is then a Non-Employee Director will automatically be granted a stock option having an aggregate grant date fair value of $210,000 (the “Annual Option Grant”); provided, however, that the number of shares underlying each Annual Option Grant shall not exceed 20,275 shares, subject to any adjustments as necessary to implement any Capitalization Adjustments that occur after the IPO Date. The number of shares subject to each Annual Option Grant shall be determined as set forth under Section 4 below. The grant date fair value of the Annual Option Grant will be prorated for each individual who has been in service with the Company as a Non-Employee Director for less than one year as of such Annual Meeting. The grant date fair value of such prorated Annual Option Grant shall be equal to $210,000 multiplied by a fraction, (i) in the case of a grant made at the first Annual Meeting, the numerator of which is the number of days between commencement of service as a Non-Employee Director and the date of the Annual Meeting (provided, that for any Non-Employee Director who was a director of the Company at the IPO Date such number shall be 365), and the denominator of which is 365, or (ii) in the case of a grant made after the first Annual Meeting, the numerator of which is the number of days between commencement of service as a Non-Employee Director and the date of such Annual Meeting, and the denominator of which is 365. Each Annual Option Grant will vest on the earlier of the first anniversary of the date of grant or the date immediately preceding the date of the following Annual Meeting, subject to the Non-Employee Director’s Continuous Service through each applicable vesting date.

3.    Change in Control. Notwithstanding anything herein to the contrary, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the occurrence of a Change in Control (as defined in the Plan), each outstanding Initial Option Grant and Annual Option Grant will become fully vested immediately prior to the occurrence of such Change in Control.

4.    Determination of Number of Shares of Common Stock Subject to Grant. The number of shares of Common Stock subject to any Initial Option Grant and Annual Option Grant made under this Director Compensation Policy will be determined using a Black-Scholes methodology as of the applicable grant date.

5.    Remaining Terms. The remaining terms and conditions of each Initial Option Grant and Annual Option Grant, including transferability, will be as set forth in the Company’s Stock Option Grant Notice and Agreement pursuant to the Plan, in the form adopted from time to time by the Board or Compensation Committee.

Non-Employee Director Compensation Limit

Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is eligible to receive under this Director Compensation Policy shall be subject to the limits set forth in the Plan.

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